                    CONFIDENTIAL MATERIAL OMITTED PURSUANT
                   TO A REQUEST FOR CONFIDENTIAL TREATMENT



                          COMPLETE COPY OF DOCUMENT
                        FILED SEPARATELY WITH COMMISSION


                                                               EXHIBIT 10.6


                      SETTLEMENT AGREEMENT (REDACTED COPY)

     This Settlement Agreement is entered into in Huber Heights, Ohio this 1st day of March 1996 by Harley-Davidson Motor Company ("Harley-Davidson") and Sports Imprints, a Division of Littlefield, Adams & Company, d/b/a Funwear ("Sports Imprints").


                                    RECITALS


     A. Harley-Davidson and Sports Imprints are parties to a License Agreement whereby Harley-Davidson granted Sports Imprints the nonexclusive right to apply certain trademarks, trade dress and designs to certain articles of apparel for resale to mass merchandisers. The current License Agreement is attached to this Settlement Agreement as Exhibit 1.

     B. Harley-Davidson desires to upgrade the quality of apparel associated with its trademarks, trade dress and designs and to sell these licensed products through second-tier department stores rather than mass merchandisers.

     C. Sports Imprints contends that Harley-Davidson's plan to upgrade the marketing of its trademarked apparel violates the Wisconsin Fair Dealership Law, the Sherman Act and other laws, which contentions Harley-Davidson disputes. Harley-Davidson contends that Sports Imprints has breached duties arising from or relating to the License Agreement between the parties which Sports Imprints disputes.

     D. Both parties desire to settle their dispute as stated in this Settlement Agreement, Sports Imprints acknowledges that Harley-Davidson offered to renew the License Agreement on substantially identical terms or enter into a new License Agreement which would have allowed Sports Imprints to move from the mass merchandising market into the second-tier department store market, but Sports Imprints preferred to terminate the License Agreement and accept the termination benefits described in this Settlement Agreement.

                                MUTUAL COVENANTS

     In consideration of the recitals above and the mutual covenants which follow, and subject to the entry of an order by the Circuit Court for Milwaukee County approving this Settlement Agreement in a form mutually acceptable to Harley-Davidson and Sports Imprints, Harley-Davidson and Sports Imprints agree as follows:


     1. Restoration and Modification of License Agreement. The License Agreement expired by its terms on December 31, 1995; however, upon execution of and subject to the terms of this Settlement Agreement, the parties have agreed to continue to operate under the terms of the License Agreement until December 31, 1996, except for the following modifications: [CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]




      (3) All sentences except the first sentence in paragraph 8(a) of the License Agreement are deleted and the words "except as hereinafter provided" in the first sentence of paragraph 8(a) of the License Agreement are also deleted; (4) the words "or any ninety-day sell-off period allowed hereunder" are deleted from paragraph 8(b) of the License Agreement; and (5) paragraph 19(a) of the License Agreement is extinguished and the parties acknowledge they did not intend by contract to extend application of the Wisconsin Fair Dealership Law to this relationship.

     2. Termination of License Agreement. Upon execution of this Settlement Agreement, Sports Imprints unilaterally and irrevocably resigns and terminates the License Agreement effective December 31, 1996. Harley-Davidson accepts Sports Imprints' resignation and termination.

     3. Sports Imprints Releases Harley-Davidson. Sports Imprints for itself, and its predecessors or successors in interest, insurers, parents, subsidiaries, affiliated companies, and the attorneys, assigns, agents, representatives, partners, officers, directors, limited partners, shareholders and employees of each of the foregoing, hereby releases Harley-Davidson, its predecessors or successors in interest, insurers, parents, subsidiaries, affiliated companies, and the attorneys, assigns, agents, representatives, partners, officers, directors, limited partners, shareholders and employees of each of the foregoing, of and from any and all claims, causes of action or liabilities of any nature, known or unknown, accrued or unaccrued, which have arisen or may in the future arise from any action, omission, occurrence or transaction, or series of actions, omissions, occurrences, transactions, which arose, occurred or were initiated at any time on or before the date of this Settlement Agreement, including but not limited to any claims arising under the Wisconsin Fair Dealership Law, the Sherman Act, or any other law, relating to

Harley-Davidson's decision to upgrade its marketing and distribution strategy for trademarked apparel and the termination of the License Agreement effective December 31, 1996. Notwithstanding the foregoing, upon full execution of this Settlement Agreement, Harley-Davidson shall be obligated to perform in accordance with its terms and in accordance with the License Agreement, as amended by this Settlement Agreement.

4. Harley-Davidson Releases Sports Imprints. Harley-Davidson, for itself, and its predecessors or successors in interest, insurers, parents, subsidiaries, affiliated companies, and the attorneys, professionals, assigns agents, representatives, partners, officers, directors, limited partners, shareholders and employees of each of the foregoing, hereby releases Sports Imprints, its predecessors or successors in interest, insurers, parents, subsidiaries, affiliated companies, and the attorneys, professionals, assigns agents, representatives, partners, officers, directors, limited partners, shareholders and employees of each of the foregoing, of and from any and all claims, causes of action or liabilities of any nature, known or unknown, accrued or unaccrued, which have arisen from any action, omission, occurrence or transaction, or series of actions, omissions, occurrences, transactions, which occurred on or before the date this Settlement Agreement is fully executed, and including, but not limited to, any claims whatsoever arising under or relating to the relationship and/or the License Agreement between the parties. Sports Imprints shall have no duty, now or in the future, to report or disclose any matters or information pertaining to any of the claims described in this paragraph, and any liability for any such nondisclosure is fully and forever released. Notwithstanding the foregoing, upon full execution of this Settlement Agreement, Sports Imprints shall be obliged to perform in accordance with its terms, in accordance with the License Agreement, as amended by this Settlement Agreement and as agreed in the Operating Protocol attached as Exhibit 2 to this Settlement Agreement.

     5. Harley-Davidson and Sports Imprints Waive Attorney's Fees. Harley-Davidson and Sports Imprints agree that each waives any right to recover from the other any attorney's fees, disbursements or other legal costs and expenses which have been incurred in reaching this Settlement Agreement.

     6. Breach of Settlement Agreement and Enforcement. Sports Imprints acknowledges that in reliance upon Sports Imprints termination and resignation of its License Agreement, Harley-Davidson is proceeding with its plan to upgrade the quality of apparel associated with its trademarks, trade dress and designs and to sell these licensed products through second-tier department stores rather than mass merchandisers. Sports Imprints further acknowledges and agrees that any attempt by it to revoke its resignation and termination of the License Agreement or to continue selling licensed products to mass merchandisers after December 31, 1996 will be a material breach of this Settlement Agreement and result in immediate and irreparable damage to Harley-Davidson and the good will it has in its trademarks, trade dress and designs. Sports Imprints therefore agrees that should a court determine that it attempted to revoke its resignation or termination of the license agreement or continued selling licensed products after December 31, 1996, in violation of this Settlement Agreement, Harley-Davidson shall be entitled to specific performance and equitable relief including, without limitation, temporary restraining orders and preliminary and permanent injunctions, at nominal bond, enjoining

Sports Imprints from revoking its resignation and termination of the License Agreement and from continuing to sell licensed products after December 31, 1996. Sports Imprints further agrees that in the event that it materially breaches this Settlement Agreement, Sports Imprints shall and hereby does indemnify Harley-Davidson against all claims, damages, losses or expenses (including reasonable attorneys' fees, expenses and costs of defense) arising as a consequence of the breach. The resort by Harley-Davidson to any remedy referred to in this paragraph shall not be construed as a waiver of any other rights and remedies Harley-Davidson is entitled to under this Settlement Agreement, the License Agreement or otherwise.

     7. Principal Place of Performance. The parties acknowledge that the principal obligations of the License Agreement as amended by this Settlement Agreement are intended to be performed by Licensee within the state of Ohio, which also shall be deemed to be the state in which the License Agreement and this Settlement Agreement were entered into.

     8. Harley-Davidson and Sports Imprints Do Not Admit Any Liability. This Settlement Agreement, and the consideration rendered by Harley-Davidson and Sports Imprints in accordance herewith, are not to be construed as or deemed evidence of any admission or concession on the part of either party of any liability to the other party.

     9. Complete Agreement. This Settlement Agreement constitutes the complete agreement, compromise and accord and satisfaction between Harley-Davidson and Sports Imprints, and replaces all other agreements, obligations or understandings of any kind as to the matters dealt with herein. If any material part of this Settlement Agreement is determined to be invalid, the party adversely affected shall have the option to rescind this Settlement Agreement and recover all consideration it provided hereunder together with its attorney fees, disbursements and other legal costs and expenses. This Settlement Agreement is binding upon and inures to the benefit of Harley-Davidson and Sports Imprints, their heirs, personal representatives, successors and assigns, however designated.

     10. Modification or Amendment of Settlement Agreement. The terms of this Settlement Agreement may be modified or amended only upon the written agreement of both Harley-Davidson and Sports Imprints.

     11. Headings and Interpretation. The subject headings of the sections of this Settlement Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. Both Harley-Davidson and Sports Imprints participated in the negotiation and drafting of this Settlement Agreement. Neither party shall be considered the drafter of this Settlement Agreement when construing or interpreting any ambiguity in the terms of this Settlement Agreement.

     12. Consultation With Counsel. Harley-Davidson and Sports Imprints have reviewed this Settlement Agreement with their respective counsel and understand it. They are entering into this Settlement Agreement voluntarily and of their own free will. Each party has entered into this Settlement Agreement based on its own investigation and analysis, and no representations or warranties have been made or relied on by any party in connection with this Settlement-Agreement or its making.


     13. Execution in Counterpart and Exchange By Facsimile. This Settlement Agreement may be signed in counterpart and exchanged by facsimile for signature, and when so signed and exchanged shall become enforceable.


                                    Sports Imprints, a Division of
                                    Littlefield, Adams & Company,
                                    d/b/a Funwear

                                    BY  /s/ David M. Simmonds
                                        ------------------------------
                                    ITS President & CEO
                                        ------------------------------
                                        David M. Simmonds


                                    Harley-Davidson Motor Company

                                    BY  /s/ Jeffrey Bleustein
                                        ------------------------------
                                    ITS President
                                        ------------------------------
                                        Jeffrey Bleustein

                                                                 EXHIBIT 1


                               LICENSE AGREEMENT

                             HARLEY-DAVIDSON MOTOR
                                    COMPANY

                                      AND

                             SPORTS IMPRINTS, INC.

                                     D/B/A

                                    FUNWEAR

                               TABLE OF CONTENTS

Paragraph                                                            Page

    1. Definitions                                                     2
            a.  Licensed Properties                                    2
            b.  Licensee's Goods                                       2
            c.  Licensed Articles                                      2
            d.  Territory                                              2
            e.  Sale                                                   2
            f.  Net Sales                                              2
            g.  Premium                                                3
            h.  Packaging                                              3
            i.  Promotional Materials                                  3

   2. Grant of License                                                 3
            a.  Grant                                                  3
            b.  Licensed Product Designation                           3
            c.  Territory                                              4
            d.  Scope of Non-Exclusive Grant                           4
            e.  Term                                                   5
            f.  Limitations on License                                 5

   3. Royalty Rate and Terms of Payment                                5
            a. Rate                                                    5
            b. Minimum Payment                                         5
            c. Statements and Payments                                 5

   4. Quality and Approvals                                            6

   5. Distribution Limitations and Requirements                        9

   6. Records                                                          9

   7. Termination                                                     10

   8. Post-Termination                                                12

   9. Remedies                                                        13

  10. Indemnification and Insurance                                   14

  11. Notices                                                         16

PARAGRAPH                                                            PAGE


  12. No Joint Venture                                                16

  13. Acknowledgement of Rights in Licensed Properties                17

  14. Ownership of Marks and Copyrights                               18

  15. Protection of Property                                          19

  16. Government Approvals                                            20

  17. Combination and Premium Sales                                   20

  18. Assignment                                                      20

  19. Choice of Law; Disputes                                         21

  20. Severability                                                    21

  21. Miscellaneous                                                   21

  22. Rights of Owner                                                 22

  23. Survivorship of Provisions                                      22

                                   AGREEMENT


     AGREEMENT made this 12th day of January, 1995, by and between HARLEY-DAVIDSON MOTOR COMPANY, a Wisconsin corporation, with its principal place of business at 3700 W. Juneau Avenue, Milwaukee, Wisconsin 53208 U.S.A. (hereinafter referred to as "Licensor") and SPORTS IMPRINTS, INC., d/b/a FUNWEAR, an Ohio corporation, with its principal place of business at 6254 Executive Boulevard, Huber Heights, Ohio 45424 (hereinafter referred to as "Licensee");

                                   WITNESSETH

     WHEREAS, H-D Michigan, Inc., a Michigan corporation with its principal place of business at 315 W. Huron Street, Ann Arbor, Michigan 48103 (hereinafter referred to as "Owner") owns the Licensed Properties, as defined in Paragraph 1(a) below; and

     WHEREAS, Owner has granted Licensor the exclusive right to use and sublicense the use of the Licensed Properties in the Territory as defined in Paragraph 1 (d) below; and

     WHEREAS, Licensee desires to utilize the Licensed Properties in connection with the manufacture and sale of certain articles of merchandise; and

     WHEREAS, Licensor is willing to grant to Licensee, with the approval of Owner, the right so to utilize the Licensed Properties;

     NOW THEREFORE, in consideration of the above premises and the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1.   Definitions.  For the purposes hereof:

          a. "Licensed Properties" means and shall be deemed to include the following: The trademarks identified and displayed on the attached Exhibit A; the trade dress and/or product appearance of Harley-Davidson motorcycles and parts thereof; and the LICENSED BY HARLEY-DAVIDSON design mark identified and displayed on the attached Exhibit B.

          b. "Licensee's Goods" means the following products or merchandise: screened or direct-embroidered T-shirts, tank tops, and muscle shirts; knit shorts; fleece tops and pants; and embroidered baseball caps.

          c. "Licensed Articles" means Licensee's Goods which bear or display one or more of the Licensed Properties or are sold or distributed in association with one or more of the Licensed Properties, pursuant to this Agreement.

          d. "Territory" means the following: the United States, its territories and possessions.

          e. "Sale" means (i) the sale or other permitted distribution by Licensee or any outlet related to or affiliated with Licensee of Licensed Articles directly to wholesale outlets unrelated and unaffiliated with Licensee, for resale; or (ii) the sale of Licensed Articles directly to ultimate consumers through retail outlets.

          f. "Net Sales" means the total receipts paid or otherwise owing to Licensee from the Sale of Licensed Articles, less any credits for returns actually made or allowed. In computing Net Sales, no costs incurred in manufacturing, selling, advertising, promoting, or distributing the Licensed Articles covered by this Agreement shall be deducted, nor shall any deduction be made for uncollectible accounts, cash discounts, or similar allowances.

          g. "Premium" means any product or article of merchandise used or intended to be used for the purpose of promoting, publicizing, or increasing the sale of any goods or services, including, but not limited to, incentives for sales forces, the trade and/or consumers.

          h. "Packaging" means any cartons, boxes, containers, packaging, and wrapping material used or intended to be used in association with any Licensed Articles.

          i. "Promotional Materials" means any advertising or promotional materials bearing or displaying any of the Licensed Properties or otherwise relating to the Licensed Articles, including, but not limited to, brochures, flyers, photographs, point-of-purchase displays, advertisements, banners, and public relations releases and kits.

     2.   Grant of License.

          a. Grant: Subject to the limitations set forth in this Agreement, Licensor hereby grants to Licensee the right to use the Licensed Properties, on a non-exclusive basis, solely in connection with the manufacture and Sale of Licensee's Goods in the Territory.

          b. Licensed Product Designation: Licensee shall use the LICENSED BY HARLEY-DAVIDSON design mark as shown in the attached Exhibit B, or such other identification as Licensor may approve or designate in writing, directly on the Licensed Articles or tags affixed thereto and on Packaging and Promotional Materials therefor.

Licensee shall not use the LICENSED BY HARLEY-DAVIDSON design mark in Promotional Materials in a manner that would lead to the public to believe that unlicensed products also set forth in the Promotional Materials are Licensed Articles. Licensor, in its sole discretion, may also require Licensee to place additional indicia or symbols on Licensed Articles, as well as Packaging and Promotional Materials therefor, as a means of further identifying Licensee and/or the Licensed Articles. Any change required by Licensor pursuant to this Paragraph 2(b) shall not affect Licensed Articles already manufactured or in process of manufacture.

          c. Territory: The grant made pursuant to this Agreement extends only to Licensee's use of the Licensed Properties, as herein prescribed, within the Territory. Licensee agrees that it will not make nor authorize any use, direct or indirect, of the Licensed Properties in any other territory anywhere in the world and that it will not sell any Licensed Articles to persons who intend to resell or distribute Licensed Articles outside the Territory.

          d. Scope of Non-Exclusive Grant: Nothing in this Agreement shall be construed to prevent or restrict Licensor in any manner from: (i) granting any other licenses for the use of the Licensed Properties in connection with any goods or services whatsoever, including goods identical to Licensee's Goods; or
(ii) utilizing the Licensed Properties in connection with any goods or services whatsoever, including goods identical to Licensee's Goods, that Licensor in its sole discretion may elect to sell to its dealers, distributors, and any other customers; or (iii) utilizing the Licensed Properties in any other manner whatsoever.

          e. Term: This Agreement shall be effective as of January 1, 1995, and shall expire automatically on December 31, 1995, unless sooner terminated in accordance with the provisions hereof.

          f. Limitations On License: No license is granted hereunder for the use of the Licensed Properties for any purpose other than in connection with the manufacture and Sale of Licensed Articles in the Territory.

     3.   Royalty Rate and Terms of Payment.


          a. Rate: Licensee agrees that it will pay Licensor an amount equal [CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]



          b. Minimum Payment: Licensee agrees that it will pay Licensor, during the Term of this Agreement, Royalty Payments of no less than [CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (hereinafter referred to as the "Minimum Royalty Payments"). The Minimum Royalty Payments shall be paid to Licensor in accordance with Schedule 1, attached hereto and made a part hereof.


          c. Statements and Payments: On or before the 15th day after the end of each calendar month during the term of this Agreement, whether or not Sales of any Licensed Articles have been made, Licensee shall submit to Licensor a full and accurate statement showing the quantity, description, Sales, and Net Sales of all Licensed Articles distributed and/or sold during the preceding calendar months and, simultaneously therewith, Licensee shall make all Royalty Payments owed to Licensor on account of such

Net Sales together with any other payments required by this Agreement accrued during such time period.

     4.   Quality and Approvals.

          a. Licensee agrees that the Licensed Articles shall be of high standard and of such style, appearance, and quality as to be suited to their exploitation to the best advantage and to the protection and enhancement of the Licensed Properties and the goodwill pertaining thereto. Licensee's policies of Sale, distribution, advertising, and promotion of the Licensed Articles shall also be of high standard and shall in no manner reflect adversely upon the good name of Owner or Licensor or any of their products or services or the Licensed Properties. Licensee agrees to use the Licensed Properties in a form and manner which may be prescribed by Licensor to promote and foster the goodwill represented thereby. Licensee shall manufacture, sell, distribute, advertise, and promote the Licensed Articles in accordance with all applicable federal, state, and local laws, regulations, and industry codes and standards.

          b. Before selling or distributing any Licensed Articles, Licensee shall furnish to Licensor, without cost, two (2) samples of each Licensed Article and each item of Packaging for each Licensed Article, and shall furnish to Owner, without cost, one sample of each such Licensed Article and item of Packaging. Licensee shall furnish any additional samples of the Licensed Articles and Packaging to Licensor and Owner as Licensor may reasonably request. It is a material requirement of this Agreement that, within sixty (60) days of the beginning of the Term of this Agreement, Licensee shall submit to Licensor and Owner designs and/or samples of the Licensed Articles and

Packaging. The quality, appearance, and style of the Licensed Articles and Packaging must be approved by Licensor before any advertising, Sales, distribution, or other use of the same. Any of the Licensed Articles or Packaging submitted to and not disapproved by Licensor within thirty days after its receipt of such items shall be deemed to have been approved. After samples of such Licensed Articles or Packaging have been approved pursuant to this Paragraph, Licensee shall not change any aspect thereof without the prior written consent of Licensor.

          c. From time to time after Licensee has commenced selling the Licensed Articles, and upon Licensor's written request, Licensee shall furnish without cost to Licensor and Owner a reasonable number of additional random samples of each Licensed Article being manufactured and sold by Licensee hereunder, together with any Packaging used in connection therewith. In the event Licensor determines there is a material departure from the approved sample of any such items, Licensor shall have the right upon written notice to revoke immediately its approval of such item(s) and/or to terminate this Agreement upon thirty days prior written notice; provided, however, that if Licensee cures any such breach of its duties under this Paragraph to sell or use only approved items within thirty days of Licensor's notice of termination, if any, then such termination shall not be effective.

          d. Any methods of promoting or advertising the Licensed Articles must be approved in writing by Licensor prior to its adoption and use by Licensee. Samples of all Promotional Materials shall be submitted to Licensor and Owner at the earliest time practicable, and, in any event, prior to the production and distribution of any such Promotional Materials. Licensee shall not display, use, or distribute any Promotional Materials until the same has been approved by Licensor. Any such material submitted to and not disapproved by Licensor within thirty days after its receipt shall be deemed to have been approved. After samples of such items have been approved pursuant to this Paragraph, Licensee shall not change any aspect thereof without the prior written consent of Licensor.

          e. Licensor and Owner, or duly appointed agents or representatives thereof; shall have the right, upon request and with reasonable notice to Licensee, to inspect the facilities used by Licensee in manufacturing the Licensed Articles, in order to ascertain whether the terms of this Agreement are being followed, including, without limitation, observing Licensee's manufacturing operations, inspecting the Licensed Articles in stock and in process of manufacture, and inspecting the labeling, marking, and packing methods and practices used by Licensee.

          f. Licensee agrees that it (or any person controlled by Licensee or any entity in which Licensee has a majority or controlling interest) will not, during the term of this Agreement, make commercial use of any motorcycle-related name, image, symbol, or trademark other than the Licensed Properties without the prior written approval of Licensor. Furthermore, no secondary business identification, nor any names or trademarks other than those identified on Exhibit A and B shall appear on the Licensed Articles without the prior written approval of Licensor.

     5. Distribution Limitations and Requirements.

        a. Sales of the Licensed Articles shall be solely through national and regional chains of low overhead retail stores, such as Wal-Mart and J.C. Penney, and other mass merchandisers, specifically excluding Harley-Davidson dealerships, convenience stores, and gift stores, and, for Licensed Articles consisting of embroidered baseball caps, also excluding specialty stores.

        b. Subject to the limitations herein, Licensee agrees to and shall use its best efforts to sell, distribute, supply, advertise, and promote each of the Licensed Articles in all areas of the Territory during the term of this Agreement. Licensee further undertakes to establish and maintain facilities for the broadest possible distribution of Licensed Articles throughout the Territory, in accordance with the terms of this Agreement. Notwithstanding the foregoing, Licensee agrees it shall not use direct marketing methods to sell or promote the Licensed Articles.

        c. Licensee shall submit to Licensor and Owner during the term of this Agreement, on an annual or more frequent basis as Licensor may request, marketing, advertising, and promotional plans, with appropriate budgets and financial information, respecting Licensee's efforts and fulfillment of its obligations under this Paragraph 5. All such plans shall be in writing and shall be reasonably satisfactory to Licensor in both form and content.

     6. Records.

        a. Licensee agrees to keep accurate books of account and records covering all transactions relating to the Licensed Articles. Licensor and its duly authorized representatives shall have the right at all reasonable hours of the day and during reasonable times of the year considering Licensee's business to examine such books of account and records in Licensee's possession or under its control with respect to the Licensed Articles and terms of this Agreement, and shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom. All such books of account and records shall be kept available for at least two (2) years after the termination or expiration of this Agreement. To facilitate Licensor's examination of its books and records, Licensee further agrees to designate a symbol or number which will be used exclusively in connection with transactions relating to the Licensed Articles and with no other products or services which Licensee may manufacture, provide, sell, or distribute.

        b. In the event a discrepancy between the total of Royalty Payments received by Licensor and Royalty Payments due Licensor under the terms of this Agreement of five percent (5%) or more is discovered pursuant to any examination by Licensor, Licensee, upon demand, shall pay Licensor the total cost for such examination, together with such Royalty Payments due Licensor. Any Royalty Payments that have not been timely paid by Licensee, the cost of any such examination and interest due on the foregoing shall accrue interest daily from the original due date of each sum until the date of actual payment, at the rate of three percentage points above the then-prevailing federal discount rate for 90-day U.S. Treasury Bills.

     7. Termination.

        a. Licensor shall have the right to terminate this Agreement at any time prior to its expiration upon sending written notice to Licensee: (i) if Licensee shall fail to make or deliver any payments or statements required hereunder, and if such failure shall continue for a period of ten days after written notice of such failure is sent by Licensor to Licensee; (ii) if Licensee transfers or attempts to transfer any interest in or right, privilege, or obligation under this Agreement; (iii) if any of the principal assets of Licensee that are required for the conduct of its business are transferred, by operation of law or otherwise; (iv) if the direct or indirect ownership or operating management of Licensee is changed, however accomplished, without Licensor's prior written consent; or (v) if Licensee shall fail to comply with or perform any other term or condition of this Agreement, and if such failure shall continue for a period of ten (10) days after written notice of such failure is sent by Licensor to Licensee.

        b. This Agreement shall terminate automatically if Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver, or trustee is appointed for all or a substantial portion of its business or assets, provided such circumstance shall not be cured within thirty (30) days of the commencement of the above-stated event. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff, or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Licensed Properties if this Agreement terminates pursuant to this Paragraph.

Nothing contained herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

        c. Licensor shall be under no obligation to terminate this Agreement on the happening of any or all of the events set forth in this Paragraph 7, and its failure to do so in any instance shall not be deemed a waiver of its right to do so. Licensor's rights under this Paragraph 7 are in addition to all rights which Licensor otherwise may have against Licensee.

        d. In the event Licensor terminates this Agreement pursuant to Paragraph 7, the entire unpaid balance, if any, of the Minimum Royalty Payment shall become due and payable immediately.

     8. Post-Termination.

        a. After the expiration or termination of this Agreement, Licensee shall immediately cease utilizing the Licensed Properties and will not adopt or use in connection with any product or service whatsoever any trademark confusingly similar to any of the Licensed Properties or to any other mark of Owner; and Licensee shall not manufacture, sell, distribute, advertise, promote, or otherwise deal in any Licensed Articles except as hereinafter provided. Notwithstanding the foregoing, upon such expiration or termination, Licensee shall furnish Licensor with a statement identifying its inventory of Licensed Articles on hand and may sell such Licensed Articles for a period of ninety
(90) days after the date of termination or expiration; provided, however, that all Royalty Payments with respect to such Sales during this ninety (90) day period are made in accordance with Paragraph 3 hereof. Licensee shall have no such rights under this

Paragraph to sell off Licensed Articles in inventory after termination or expiration of this Agreement if this Agreement is terminated by Licensor for any of the following reasons: Licensee's nonpayment of any amounts due Licensor pursuant to Paragraph 3 hereof; Licensee's failure to submit royalty reports pursuant to Paragraph 3(d) hereof; Licensee's failure to comply with any of the provisions of Paragraphs 2(b) or 4 hereof; or Licensee's failure for any reason to maintain the insurance required by Paragraph 10 hereof. Licensee agrees it shall use its sell-off rights granted under this Paragraph in good faith and shall not, for example, increase its inventory during the three-month period prior to termination or expiration in an unreasonably excessive manner, in relation to all prior periods of time during the Term hereof.

        b. Upon the expiration or termination of this Agreement or any ninety-day sell-off period allowed hereunder, Licensee shall immediately ship and deliver to Licensor, without charge to Licensor, all existing inventory of Licensed Articles and all materials bearing the Licensed Properties or related to the Licensed Articles, including, but not limited to, artwork, transparencies, negatives, dies, tooling, molds, screens, Packaging and Promotional Materials for disposition by Licensor, along with copies of all inventory records relating thereto. Licensor's receipt of such inventory, records and other materials shall not constitute a waiver by Licensor of its right to recover any amounts due Licensor pursuant to Paragraph 3 hereof or a waiver of its right to exercise any other remedies which are provided by law or this Agreement.

     9. Remedies. Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution, advertising, or promotion of the Licensed Articles and that its use of the Licensed Properties or any marks confusingly similar thereto upon the termination or expiration of this Agreement will result in immediate and irreparable damage to Owner and Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such manufacture, sale, distribution, advertising, promotion, or use, and Licensee agrees that in the event of such failure, the Licensed Articles and any other materials bearing the Licensed Properties shall be deemed counterfeit, and Licensor and/or Owner shall be entitled to equitable relief including, without limitation, temporary restraining orders and preliminary and permanent injunctions, at nominal bond, to enjoin the manufacture, sale, distribution, advertising, or promotion of the Licensed Articles or use of the Licensed Properties and such other and further relief as any court with jurisdiction may deem just and proper. Resort to any remedy referred to hereinabove shall not be construed as a waiver of any other rights and remedies to which Licensor or Owner is entitled under this Agreement or otherwise.

     10. Indemnification and Insurance.

         a. Licensee shall be solely responsible for, and defend and indemnify Licensor and Owner, their respective affiliates, and the officers and directors and employees of the foregoing (hereinafter collectively referred to as "Indemnitees"), and hold such Indemnitees harmless from, any and all claims, demands, causes of action, damages, costs and expenses whatsoever (including but not limited to reasonable attorneys' fees and product warranty and recall expenses, if any) arising directly or indirectly from or out of Licensee's use of the Licensed Properties and, sale, design, manufacture, sale, distribution, advertising, promotion, use, or misuse of the Licensed Articles or otherwise arising directly or indirectly from or out of any alleged action or omission of Licensee, its agents, or its customers.

         b. Licensee shall, at its own expense, obtain and maintain at all times product liability insurance for the Licensed Articles in the amount of coverage specified below. Such product liability insurance shall be in form and substance acceptable to Licensor and shall cover any claims, demands, causes of action, or damages, including reasonable attorneys' fees, arising from or out of any alleged defects in the Licensed Articles or from or out of any use or misuse of the Licensed Articles or the Licensed Properties. A copy of said policy, along with the name, address, and telephone number of the insurance underwriter, shall be sent to Licensor. Such insurance policy shall name the Indemnitees as additional insureds and shall provide that it may not be cancelled without at least thirty (30) days prior written notice to Licensor. Licensee shall furnish Licensor with a certificate of such insurance showing compliance with the foregoing requirements. Licensee agrees that such insurance policy or policies for the first year of this Agreement shall contain combined single limits of no less than one million dollars ($1,000,000) for bodily injuries and property damage arising out of each occurrence. Licensee further agrees that, for any subsequent years of this Agreement, Licensor shall have the right to require Licensee from time to time to cause the limits of such insurance policy or policies to be increased by an amount deemed reasonable to Licensor. Licensee shall give immediate notice to Licensor of all occurrences that might reasonably be expected to result in any claim against it or any one or more of the Indemnitees or which could impose any liability upon any one or more of the Indemnitees.

             11. Notices. All payments, notices, statements, and other communications to be made or given hereunder shall be given or made at the respective addresses of Licensor, Owner, and Licensee as set forth below unless notification of a change of address is given in writing. All notices and statements shall be in writing and shall be sent by hand delivery, facsimile machine, telex, mailgram, or registered or certified mail. Any notice which is posted in the United States and forwarded by registered or certified mail, or mailgram, shall be deemed to have been given at the time it is mailed. Any other form of notice shall be deemed given at the time of receipt.


             If to Licensor:  Harley-Davidson Motor Company
                              3700 W. Juneau Avenue
                              Milwaukee, WI 53208 U.S.A.

                              Attention: Vice President
                                Marketing/Brand Management

             With copies to:  Harley-Davidson Motor Company
                              3700 W. Juneau Avenue
                              Milwaukee, WI 53208

                              Attention:  Vice President and
                                General Counsel

             If to Owner:     H-D Michigan, Inc.
                              315 W. Huron Street
                              Ann Arbor, MI 48103

             If to Licensee:  Sports Imprints, Inc., d/b/a Funwear
                              6254 Executive Blvd.
                              Huber Heights, OH 45424
                              Attention: Jerry Luloff


             12. No Joint Venture. Nothing herein contained shall be construed by either party hereto or any third party as creating a relationship of principal and agent, partnership, or joint venture, and Licensee shall have no power or right to obligate or bind Licensor or Owner in any manner whatsoever.

     13. Acknowledgement of Rights in Licensed Properties.

         a. Licensee recognizes and acknowledges that the Licensed Properties and all rights therein and goodwill pertaining thereto belong exclusively to Owner, and that the Licensed Properties are distinctive trademarks of Owner and have a strong secondary meaning in the minds of the public. Licensee further acknowledges that all use of the Licensed Properties shall inure to the benefit of Owner. Licensee agrees that it will not, during the Term of this Agreement or thereafter, either directly or indirectly, attack or contest the validity or ownership in Owner of the Licensed Properties or any registrations thereof anywhere in the world. Licensee further agrees it win not, during the Term of this Agreement or thereafter, attack or dispute Licensor's rights to sublicense the right to use the Licensed Properties or the validity of this Agreement.

         b. It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Properties, or any registration or application therefor, it being understood that all rights relating thereto are owned and reserved by Owner and/or Licensor, except for Licensee's right to use the Licensed Properties as expressly provided in this Agreement. Licensee hereby agrees that it shall not at any time acquire any rights in the Licensed Properties by virtue of any use it may make of the Licensed Properties. Licensee shall not attempt to register any of the Licensed Properties, either alone or in combination with any other mark, or any mark confusingly similar to any of the Licensed Properties anywhere in the world.

          c. Licensee agrees to cooperate with and assist Licensor and Owner fully and in good faith for the purposes of securing and preserving Owner's and/or Licensor's rights in and to the Licensed Properties. Licensee shall assist in any actions in furtherance of the foregoing, including the following: registering any of the Licensed Properties with the United States Patent and Trademark Office or any other trademark or service mark register in the world, in the name of Owner or, if Owner so requests, in the name of Licensor or Licensee; recording this Agreement, registered user agreements, or any other agreements with any governmental authority in the Territory; or performing any other act with respect to the Licensed Properties that in the judgment of Owner or Licensor may be necessary or desirable under any law, regulation, or decree in the Territory. Licensee hereby grants to Owner and Licensor an irrevocable power of attorney to sign, on behalf of Licensee, any applications, and other documents for the purposes of the foregoing.

     14. Ownership of Marks and Copyrights.

         a. Licensee agrees and understands that all designs, drawings, and graphics incorporating all or any part or variation of any of the Licensed Properties and any stylized forms or representations thereof approved by Licensor for use in connection with the Licensed Articles shall belong to Owner. Licensee agrees it will upon request of Licensor or Owner execute any document presented to it that Licensor or Owner may considerable desirable, without further consideration other than the mutual covenants set forth in this Agreement, to assign and transfer to Owner all rights in any such designs, drawings, graphics, and representations.

         b. Licensee hereby assigns and transfers to Owner the copyrights, worldwide, in all works of authorship created and in the future to be created, in whole or in part, by or for Licensee that are used in connection with the Licensed Articles and approved by Licensee pursuant to Paragraph 4 hereof, including all designs, drawings, pictures, logos, symbols, graphics, photographs, visual works, and/or any artwork used on or comprising the Licensed Articles or used in connection with the Licensed Properties, Packaging, and Promotional Materials (hereinafter collectively referred to as the "Works"). Licensee shall execute and shall cause other persons or entities creating such Works, in whole or in part, to execute any additional assignments or other documents deemed necessary or desirable by Owner or Licensor to enable Owner to register, secure, and protect in its own name such copyrights worldwide. Upon request by Licensor, Licensee will affix to any of the Works copyright notices in the name of Owner and use in connection with any of the Licensed Properties an indication of trademark rights, such as the symbol "(TM)".

     15. Protection of Property.

         a. Licensee shall notify Licensor in writing of any infringements, possible infringements, or any imitations by others of the Licensed Properties or the Works which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any further action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor. Licensee shall not have any rights against Licensor by reason of Licensor's failure to prosecute any alleged infringements or imitations of the Licensed Properties or the Works by others.

         b. If Licensor or Owner so desires, at their expense, they may commence or prosecute any claims or suits based on infringement of rights in the Licensed Properties or the Works in their own name or in the name of Licensee, or join Licensee as a party thereto with Licensee's written consent, which consent shall not be unreasonably withheld.

     16. Government Approvals. Licensee agrees to make or obtain, at its expense, all necessary or appropriate governmental filings, approvals, applications, and/or registrations with respect to Licensee's use of the Licensed Properties, Sale, and advertising of Licensed Articles, and rights to manufacture, sell, distribute, advertise, and promote the Licensed Articles throughout the Territory. Licensee shall promptly furnish copies of all such filings, approvals, applications, and/or registrations to Licensor.

     17. Combination and Premium Sales. Licensee warrants it will not use the Licensed Articles for combination sales, premiums, giveaways, or any similar method of merchandising without the prior written consent of Licensor, and will refrain from distributing Licensed Articles for purposes other than their Sale without the prior written consent of Licensor.

     18. Assignment. This Agreement and all rights and duties herein are personal to Licensee and shall not, without Licensor's prior written approval, be assigned, mortgaged, sublicensed, or otherwise encumbered by Licensee or by operation of law. Any attempt by Licensee to grant a sublicense or to assign or part with possession or control of the agreement or any of Licensee's rights or duties hereunder shall be void ab initio and shall constitute a material breach of this Agreement. This Agreement and any or all rights and duties may be assigned by Licensor without the consent of Licensee.

     19. Choice of Law; Disputes.

         a. This Agreement shall be deemed to have been accepted and signed Milwaukee, Wisconsin, and shall be construed in accordance with the laws of the State of Wisconsin, U.S.A.

         b. In the event of any dispute arising from or in connection with this Agreement, Licensee consents and agrees to in personam jurisdiction and to venue exclusively in either the Circuit Court for Milwaukee County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, located in Milwaukee, Wisconsin.

     20. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision or part thereof.

     21. Miscellaneous.

         a. This Agreement constitutes the entire agreement and understanding between the parties hereto and terminates and supersedes any prior agreement or understanding, written or oral, relating to the subject matter hereof between

Licensor and Licensee. There are no representations, promises, agreements, warranties, covenants, or undertakings other than those expressly contained in this Agreement.

         b. None of the provisions of this Agreement can be waived or modified except in a written document signed by both parties.

         c. The headings on any paragraph hereof are for convenience purposes only and shall not be used to construe or affect the meaning or interpretation of this Agreement.

     22. Rights of Owner. To the extent that any rights are granted to Owner under any of the provisions of this Agreement, Owner shall be entitled to enforce and protect those rights against the parties hereto and their successors and assigns.

     23. Survivorship of Provisions. Notwithstanding the expiration or termination of this Agreement, all rights, obligations, and remedies which accrued prior to the termination or expiration hereof shall survive such termination or expiration. In addition, Paragraphs 1, 3, 6, 8, 9, 10, 13, 14, 15, 19, 20, 21, and 22 shall survive termination or expiration thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement through authorized officers as of the date set forth above.



HARLEY-DAVIDSON                         SPORTS IMPRINTS, INC.,
 MOTOR COMPANY                            d/b/a  FUNWEAR



By /s/ ANNE M. TYNION                     By  /s/ JERROLD LULOFF
   -------------------------------        ------------------------------

Title VP MARKETING/BM                   Title  PRESIDENT
      ----------------------------           ---------------------------

     This Agreement is approved by Owner this 13th day of January, 1995.


                          H-D MICHIGAN, INC.


                          By  /s/ Thomas P. Arden
                              --------------------------------


                          Title: Vice President

                                   SCHEDULE 1
                   [CONFIDENTIAL MATERIAL OMITTED PURSUANT
                   TO A REQUEST FOR CONFIDENTIAL TREATMENT]

                                  EXHIBIT A


                                  PROPERTY


                               HARLEY-DAVIDSON


                                   HARLEY


                                     HD



                       [HARLEY-DAVIDSON MOTORCYCLES LOGO]


                       [HARLEY-DAVIDSON MOTORCYCLES LOGO]

                                  EXHIBIT B


                   [LICENSED BY HARLEY-DAVIDSON (R) LOGO]


                                  SCHEDULE 2
                   [TEN (10) PAGES OF CONFIDENTIAL MATERIAL
                      OMITTED PURSUANT TO A REQUEST FOR
                           CONFIDENTIAL TREATMENT]